Infinity Property and Casualty Reports 24.2% Gross Written Premium Growth
for the Fourth Quarter of 2011

Birmingham, Alabama – February 28, 2012 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), a national provider of personal automobile insurance, today reported results for the three and twelve months ended December 31, 2011:

	Three months ended December 31,			Twelve months ended December 31,
(in millions, except per share amounts and ratios)	2011	2010	Change	2011	2010	Change

Gross written premium (1)	$268.8	$216.5	24.2%	$1,082.5	$952.4	13.7%
Revenues	$290.0	$249.4	16.3%	$1,072.6	$961.3	11.6%

Net earnings	$17.3	$28.8	(39.8%)	$42.1	$91.5	(54.0%)
Net earnings per diluted share	$1.43	$2.25	(36.4%)	$3.39	$6.95	(51.2%)

Operating earnings (1)	$11.7	$25.6	(54.5%)	$30.3	$80.6	(62.4%)
Operating earnings per diluted share (1)	$0.96	$2.00	(52.0%)	$2.44	$6.12	(60.1%)

Underwriting income (1)	$11.9	$31.6	(62.4%)	$20.2	$94.2	(78.5%)
Combined ratio	95.6%	86.6%	9.1 pts	98.0%	89.6%	8.4 pts

Return on equity	10.5%	17.5%	(7.0) pts	6.3%	14.3%	(8.0) pts
Operating earnings return on equity (1)	7.1%	15.6%	(8.6) pts	4.6%	12.6%	(8.0) pts

Book value per share				$56.59	$53.03	6.7%
Debt to total capital				22.6%	22.8%	(0.2) pts
Debt to tangible capital (1)				24.7%	24.9%	(0.2) pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premium grew 24.2% during the fourth quarter of 2011 compared with the same period in 2010 with growth in seven of the eight Focus States. California, Infinity’s largest state, grew 14.8% in the fourth quarter of 2011 compared with the same period in 2010. A portion of this growth is attributable to an extra week of activity in the fourth quarter of 2011 compared to the fourth quarter of 2010. It is Infinity's policy to close the books on the last Friday of the month, which resulted in a fourteen week quarter during the fourth quarter of 2011 versus a thirteen week quarter in the fourth quarter of 2010. Excluding this extra week, growth in the three and twelve months ended December 31, 2011 would have been 16.9% and 12.0%, respectively.
Net and operating earnings declined in the fourth quarter of 2011 compared with the same period in 2010 primarily as a result of favorable development on prior accident year loss and loss adjustment expense reserves recognized in the fourth quarter of 2011 of $0.3 million, pre-tax ($0.02 per diluted share after-tax) compared with $20.1 million, pre-tax ($1.02 per diluted share after-tax) of favorable development recognized during the fourth quarter of 2010.

Unfavorable development on prior accident year loss and loss adjustment expense reserves recognized during the twelve months ended December 31, 2011 was $4.5 million, pre-tax ($0.24 per diluted share after-tax), compared with favorable development of $73.9 million, pre-tax ($3.65 per diluted share after-tax) for the twelve months ended December 31, 2010. The unfavorable development during 2011 primarily relates to accident year 2010 and resulted primarily from increases in severities on PIP in Florida.
2012 Earnings Guidance
Infinity's initial guidance for 2012, based on fully diluted operating earnings, is $2.00-$2.50. The guidance assumes gross premium growth between 7.5%-10.0% as compared with the prior year, and an accident year combined ratio, which excludes development on prior accident period loss and loss adjustment expense reserves, between 97.5% and 98.5%.
Share and Debt Repurchase Program
During the fourth quarter of 2011, Infinity repurchased 73,711 shares at an average price, excluding commissions, of $55.15. Infinity has $47.0 million of capacity left under its share and debt repurchase program, which expires December 31, 2012.
Forward-Looking Statements
This press release, notably “2012 Earnings Guidance,” contains certain “forward looking statements” which anticipate results based on estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements which include the words “assumes,” “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), rising bodily injury loss cost trends, undesired business mix or risk profile for new business, elevated unemployment rates, and the proliferation of illegal immigration legislation in key focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.
Conference Call
The Company will hold a conference call to discuss fourth quarter 2011 results at 11:00 a.m. (ET) today, February 28, 2012. There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-680-0860 and providing the confirmation code 32299485. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available following the completion of the call, at around 1:00 p.m. (ET), and will run until 11:59 pm ET on Tuesday, March 6, 2012. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 47086418. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.infinityauto.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statements of Earnings
(in millions, except EPS and dividends)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues:
Earned premium	$273.4	$235.8	$1,019.1	$905.9
Net investment income	9.4	10.7	40.6	44.6
Net realized gains on investments(1)	3.0	2.9	8.6	10.4
Gain on sale of subsidiaries	4.1	0.0	4.1	0.0
Other income	0.1	0.1	0.3	0.3
Total revenues	290.0	249.4	1,072.6	961.3

Costs and Expenses:
Losses and loss adjustment expenses (2)	200.9	154.5	767.6	606.7
Commissions and other underwriting expenses	60.5	49.7	231.2	205.0
Interest expense	2.7	2.7	10.8	10.8
Corporate general and administrative expenses	2.0	1.7	7.7	7.8
Other expenses	(0.1)	0.1	1.3	2.3
Total costs and expenses	266.1	208.7	1,018.6	832.7

Earnings before income taxes	23.9	40.7	54.0	128.6
Provision for income taxes	6.6	11.9	11.9	37.1
Net Earnings	$17.3	$28.8	$42.1	$91.5

Earnings per Common Share:
Basic	$1.47	$2.32	$3.47	$7.13
Diluted	$1.43	$2.25	$3.39	$6.95

Average Number of Common Shares:
Basic	11.8	12.4	12.1	12.8
Diluted	12.1	12.8	12.4	13.2

Cash Dividends per Common Share	$0.18	$0.14	$0.72	$0.56

Notes:

(1) Net realized gains before impairment losses	$3.2	$3.8	$10.0	$13.3
Total other-than-temporary impairment (“OTTI”) losses	(0.2)	(1.6)	(2.3)	(1.8)
Non-credit portion in other comprehensive income	0.0	0.7	1.0	0.7
OTTI losses reclassified from other comprehensive income	0.0	(0.1)	(0.2)	(1.8)
Net impairment losses recognized in earnings	(0.2)	(1.0)	(1.4)	(2.9)
Total net realized gains on investments	$3.0	$2.9	$8.6	$10.4

(2)
Losses and loss adjustment expenses for the three months ended December 31, 2011 include $0.3 million of favorable development on prior accident year loss and loss adjustment expense reserves while the twelve months ended December 31, 2011 include $4.5 million of unfavorable development.

Losses and loss adjustment expenses for the three and twelve months ended December 31, 2010 include $20.1 million and $73.9 million of favorable development on prior accident year loss and loss adjustment expense reserves, respectively.
Columns may not foot due to rounding.

Infinity Property and Casualty Corporation
Balance Sheets
(in millions, except book value per share)

	December 31,	September 30,	December 31,
	2011	2011	2010
	(audited)	(unaudited)	(audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,188.0	$1,177.3	$1,177.7
Equity securities, at fair value	36.9	33.1	42.3
Total investments	1,224.9	1,210.4	1,220.0
Cash and cash equivalents	83.8	52.2	63.6
Accrued investment income	10.8	11.2	12.0
Agents’ balances and premium receivable	382.6	389.7	336.7
Property and equipment (net of depreciation)	38.7	39.0	25.1
Prepaid reinsurance premium	2.1	2.3	1.9
Recoverable from reinsurers	14.7	14.8	16.8
Deferred policy acquisition costs	89.9	92.0	79.4
Current and deferred income taxes	7.3	15.9	14.9
Receivable for securities sold	1.2	5.5	0.0
Other assets	5.5	5.4	6.7
Goodwill	75.3	75.3	75.3
Total assets	$1,936.8	$1,913.7	$1,852.4

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$495.4	$493.5	$477.8
Unearned premium	474.5	480.7	417.4
Payable to reinsurers	0.0	0.0	0.0
Long-term debt	194.8	194.8	194.7
Commissions payable	30.6	22.0	19.0
Payable for securities purchased	10.8	12.8	0.4
Other liabilities	62.4	58.5	81.8
Total liabilities	1,268.6	1,262.4	1,191.2

Shareholders’ Equity:
Common stock	21.4	21.3	21.2
Additional paid-in capital	355.9	354.0	349.7
Retained earnings (1)	658.8	643.6	625.5
Accumulated other comprehensive income, net of tax	35.3	31.5	24.5
Treasury stock, at cost (2)	(403.2)	(399.2)	(359.8)
Total shareholders’ equity	668.2	651.3	661.2
Total liabilities and shareholders’ equity	$1,936.8	$1,913.7	$1,852.4

Shares outstanding	11.8	11.9	12.5
Book value per share	$56.59	$54.83	$53.03
Notes:

(1)
The change in retained earnings from September 30, 2011 is a result of net income of $17.3 million less shareholder dividends of $2.1 million. The change in retained earnings from December 31, 2010 is a result of net income of $42.1 million less shareholder dividends of $8.7 million.

(2)
Infinity repurchased 73,711 common shares during the fourth quarter of 2011 at an average per share price, excluding commissions, of $55.15. Infinity repurchased 780,511 common shares during 2011 at an average price, excluding commissions, of $52.53.

Columns may not foot due to rounding.

Definitions of Non-GAAP Financial and Operating Measures
Operating earnings are defined as net earnings, before realized gains and losses on investments and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses on investments can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting losses and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of net investment income, other income, interest expense, corporate general and administrative expenses, other expenses and taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended December 31,		Twelve months ended December 31,
(in millions, except EPS)	2011	2010	2011	2010

Earned premium	$273.4	$235.8	$1,019.1	$905.9
Losses and loss adjustment expenses	(200.9)	(154.5)	(767.6)	(606.7)
Commissions and other underwriting expenses	(60.5)	(49.7)	(231.2)	(205.0)

Underwriting income	11.9	31.6	20.2	94.2

Net investment income	9.4	10.7	40.6	44.6
Other income	0.1	0.1	0.3	0.3
Interest expense	(2.7)	(2.7)	(10.8)	(10.8)
Corporate general and administrative expenses	(2.0)	(1.7)	(7.7)	(7.8)
Other expenses	0.1	(0.1)	(1.3)	(2.3)

Pre-tax operating earnings	16.8	37.8	41.2	118.2

Provision for income taxes	(5.1)	(12.2)	(11.0)	(37.6)

Operating earnings, after-tax	11.7	25.6	30.3	80.6

Realized gains on investments, pre-tax	3.0	2.9	8.6	10.4
Gain on sale of subsidiaries	4.1	0.0	4.1	0.0
Provision for income taxes	(2.5)	(1.0)	(4.5)	(3.7)
Decrease in provision for tax valuation allowance	1.1	1.3	3.5	4.2
Realized gains on investments, net of tax	5.7	3.2	11.8	11.0

Net earnings	17.3	28.8	42.1	91.5

Operating earnings per diluted share	$0.96	$2.00	$2.44	$6.12
Realized gains on investments, net of tax	0.38	0.15	0.67	0.51
Decrease in provision for tax valuation allowance	0.09	0.10	0.28	0.32
Net earnings per diluted share	$1.43	$2.25	$3.39	$6.95

Note: Columns may not foot due to rounding

Gross written premium is the amount of premium charged for policies issued during a fiscal period. Earned premium is a GAAP measure and represents the portion of gross written premium (after cessions to reinsurers) that has been recognized in income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies.
Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended December 31,		Twelve months ended December 31,
(in millions)	2011	2010	2011	2010

Gross written premium	$268.8	$216.5	$1,082.5	$952.4
Ceded reinsurance	(1.7)	(1.5)	(6.5)	(5.6)
Net written premium	267.2	215.0	1,076.0	946.9
Change in unearned premium	6.2	20.7	(56.9)	(41.0)
Earned premium	$273.4	$235.8	$1,019.1	$905.9
Note: Columns may not foot due to rounding

Tangible capital is defined as total capital (long-term debt plus total shareholders’ equity) less intangible assets. Infinity reports this non-GAAP measure because it is a measure often used by debt-holders and rating agencies when evaluating financial leverage. Total capital is the most comparable GAAP measure.
Below is a schedule that reconciles tangible capital to total capital:

(in millions)	December 31, 2011	December 31, 2010

Tangible capital	$787.7	$780.6
Goodwill	75.3	75.3
Total capital	$863.0	$855.9

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on its website. To access the supplemental financial information, go to www.infinityauto.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:     Infinity Property & Casualty Corporation

Contact:    Amy Jordan
amy.jordan@ipacc.com
Investor Relations
(205) 803-8186